GUARDIAN STEEL, INC.
MEMO

Date: June 4, 2004

To: John Gibbs/John Power

From: Andy Moorer

Re: Amendment #1 to Convertible Promissory Note dated March 1, 2001

Pursuant to our numerous discussions, I have outlined below the relevant facts and the items to be amended in the aforementioned Convertible Promissory Note:
1.)

Guardian Steel is indebted to Tri-Power Resources (Tri-Power) in the amount of $125,000 plus accrued interest (from February 1, 2004 through May 31, 2004). The sale of the Ballyhoo Building owned by Palo Verde Group (Palo Verde) generated sufficient proceeds to retire accrued interest through January 31, 2004 on this Note in the amount of $43,150.

2.)	Guardian Steel is indebted to Tri-Power Resources (Tri-Power) in the amount of$5,000 plus accrued interest of approximately $833.33 (through May 31, 2004).

3.)	It is the desire at this time of both Guardian Steel and Tri-Power to restructure the terms of the underlying Notes described in items 1and 2 above.

4.)	Therefore, Tri-Power and Guardian Steel:

a.)

Guardian Steel, upon execution of this Amendment, will retire the full amount of the $5,000 Note plus accrued interest thereon described in ~tem2 above. The total amount due as of May 31, 2004 is $5,833.33.

b.)

J. Andrew Moorer (Moorer), Guardian Steel's President and sole Director, hereby assigns 25% of his interest in H&M Steel's Revolving and Senior Debt as collateral for the $125,000 Note described in item 1above. H&M Steel is a 50% owned subsidiary of Guardian Steel and represents the operating business of Guardian Steel. Moorer (also the President and a Director of H&M Steel) acquired a 50% interest in the Revolving and Senior Debt of H&M Steel from H&M Steel's lender on July 19, 2003. The total value of H&M Steel's Revolving and Senior Debt is $1,000,000. Moorer's 50% interest in H&M Steel's Revolving and Senior Debt is valued at $500,000. Therefore, a 25% interest in Moorer's 50% interest is valued at $125,000.

	c.)	The terms of the $125,000 Note are herby changed as follows:
		(1)	The interest rate is 9%, until such time as the principal sum is paid down by $25,000, at which time the interest rate will be 1%.
		(2)	The Maturity Date is January 31, 2006.
(3)

The Conversion Right represents a conversion right into the common stock of Black Mountain Holdings, Inc., the successor entity to Guardian Technologies International, Inc., and the parent of Guardian Steel.

		d.)	A principal reduction of$25,000 will be made on or before December 31, 2004.
		e.)	Upon execution of this Amendment, accrued interest on the $125,000 Note will be brought current from February I, 2004 at the amended rate of interest of 9%.

If the aforementioned is acceptable please indicate your concurrence by signing in the space below.

The following is acceptable as proposed:
TriPower Resources, Inc.	June 10, 2004
/s/ John D. Gibbs	Date:
By: President

Guardian Steel, Inc.	6/4/04
Date:
/s/ J. Andrew Moorer
By: J. Andrew Moorer, President

P.O. BOX 3618, CAREFREE, AZ 85377
TELEPHONE: (480) 575-6972	FAX: (480) 5475-9307